SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                       FORM 11-K

                        Annual Report Pursuant to Section 15(d)
                         of the Securities Exchange Act of 1934



              X Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934 (Fee Required)

            For the fiscal year ended December 31, 1993

                                           OR


                      Transition Report Pursuant to 15(d) of the
                      Securities Exchange Act of 1934 (No Fee Required)

            For the transition period from ________ to ____________

            Commission file number:  1-3229

                 A. Full title of the plan and address of the plan if different from that of the issuer named below:

                    EMPLOYEE INVESTMENT PLAN OF GRUMMAN CORPORATION
                                  1111 Stewart Avenue
                               Bethpage, New York  11714


                 B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                              NORTHROP GRUMMAN CORPORATION
                                1840 Century Park East
                             Los Angeles, California 90067













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                                       SIGNATURE
                                       _________

                      Pursuant to the requirements of the Securities
            Exchange Act of 1934, the Investment Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     EMPLOYEE INVESTMENT PLAN OF GRUMMAN
                                     CORPORATION


                                     By: Investment Plan Committee

                                         By:  /s/ Rose Mary Abelson
                                              _____________________________
                                                  Rose Mary Abelson

                                         Title:  Member of Investment Plan
                                                 Committee

            Date: August 12, 1994

































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                                        APPENDIX
                                        ________

                        MATERIAL OMITTED FROM ELECTRONIC FILING

                 In accordance with General Instruction E of Form 11-K, the plan's financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA have been omitted from this Form 11-K and filed in paper under cover of Form SE.
































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